UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

PACIFIC MERCANTILE BANCORP

(Exact name of registrant as specified in its charter)

California	0-30777	33-0898238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 438-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 9, 2013, the Board of Directors of Pacific Mercantile Bancorp (the “Company”) and its wholly-owned subsidiary, Pacific Mercantile Bank (the “Bank”), determined the Bank will exit the consumer mortgage origination business. The decision was based on the operating performance of the consumer mortgage origination unit and the Bank’s desire to focus its resources on its commercial banking operation. The Bank expects to stop accepting mortgage applications after December 20, 2013, but will continue to process and fund all applications that are accepted on or before that date. The Company expects to terminate all of the Bank’s consumer mortgage origination business on or about April 30, 2014.

In connection with the discontinuation of the Bank’s consumer mortgage origination business, the Company currently estimates that it will incur total costs of approximately $3.6 million, of which (i) approximately $350 thousand relates to retention costs, (ii) approximately $750 thousand relates to severance and employee termination benefits, (iii) approximately $930 thousand relates to contract termination costs, and (iv) approximately $1.6 million relates to other associated costs. The Company currently estimates approximately $3.6 million of the total costs will result in future cash expenditures.

In accord with a review of its reserve held for losses associated with mortgage loans subject to contractual representations and warranties, the Bank has increased its reserve by $800 thousand.

Item 7.01	Regulation FD Disclosure.

On December 11, 2013, the Bank issued a press release reporting the discontinuation of the Bank’s consumer mortgage origination business. A copy of that press release is attached as Exhibit 99.1 to this Report.

In accordance with General Instruction B. 2 of Form 8-K, the information in this Item 7.01 of this Current Report and Exhibit 99.1 hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Forward-Looking Statements

This report contains statements regarding our expectations, beliefs and views about our plans to exit the consumer mortgage origination business of our bank subsidiary, the timeframe for doing so and estimated exit costs and charges. These statements, which constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are subject to numerous risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond our control. These risks and uncertainties include, but are not limited to, the following: failure to minimize costs and expenses relating to termination of the operations of the consumer mortgage origination business; the timing for the termination of the operations of the consumer mortgage origination business; potential reputation risk as a result of terminating the operations of the consumer mortgage origination business; and our ability to effectively concentrate our resources and capital on our community banking operations. We undertake no obligation (and expressly disclaim any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and 10-Q reports and to our most recent Form 8-K reports, which are available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated December 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: December 11, 2013	By:	/s/ Steven K. Buster
Steven K. Buster
President and Chief Executive Officer